UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Xoom Corporation
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Dear All,

Today begins an important and exciting new journey. Moments ago, we announced that Xoom has entered into an agreement to be acquired by PayPal for $25 per share. After careful and serious consideration, the Board of Directors agreed this is the right path for Xoom, our shareholders, our employees and our customers. You should be very proud of this moment. We all built a very successful, independent company driving an inspirational mission to help immigrants and their loved ones. Our service is truly disruptive and our loyal customers love what we do for them - the money we move changes lives. You should also be proud of who you are and how you have contributed to our fantastic culture here at Xoom. Our mission, our people and our culture makes us all a collective force in our industry and make Xoom a wonderful place to work.

None of that changes.

The acquisition does not change our mission or our people. We will continue to go after the market with the same passionate commitment to this mission and to each other, just now with some major help. PayPal has 68 million active customers in the United States and serves 203 countries. We know customer acquisition and retention are the key drivers to our growth, and one great benefit to Xoom in this transaction will be efficient access to targeted consumers that will hopefully help us drive our active customer number faster than ever before. This combination also grants us access to new send markets, likely faster and with materially less execution risk. We will further explore these and other potential synergies as we continue on our journey.

Let’s remember that today we are still an independent company. The deal will take some time to close and we anticipate it will be completed sometime in Q4 of 2015. In the meantime, employees from both Xoom and PayPal will soon form an “integration team” that will plan the future of the combined entity. The most important thing we can do during this interim period is what we always do - focus and execute on our plans to drive the company forward. In this moment it’s normal to be distracted as we process the news, but once we have, let’s get back to it with the same vigor as before.

Going forward, we expect Xoom to operate as a separate service within PayPal, and I plan to continue as the CEO of the division, reporting directly to PayPal’s President, Dan Schulman. A note from Dan is attached, welcoming everyone to the PayPal team. PayPal is intentionally operating Xoom as a stand-alone service because they see the success we have been able to achieve independently. Likewise, PayPal also has experienced great success in operating newly acquired companies like Braintree, Venmo and Paydiant as separate services. They respect our employees, our culture and all our assets, and they want us to maintain and grow our greatness. You will be a part of this. I’ve added an FAQ below to answer some of your questions, but let me assure you we will be as transparent as we can be with you during this process.

Today, we will host an all-hands meeting at 4PM pacific to answer your questions and to kick off our new journey. You can expect the webcast information shortly. In the meantime, if you have any questions, please direct them to hr-xsf@xoom.com or hr-xgc@xoom.com.

Thank you all for who you are and what you do. I am excited for all of us, and I look forward to our future.

Best,

John

Frequently Asked Questions

•                  Why did PayPal decide to acquire Xoom?

Expanding into remittances aligns with PayPal’s strategic vision to make the movement and management of money better for people. The acquisition will allow PayPal to offer more services and accelerate its expansion into key international geographies.

•                  With all of the exciting things happening at Xoom, why now?

It is our Board’s fiduciary duty to do what we believe is in the best interest of our shareholders, employees and customers, and following a very fulsome review, the board believed this was the best outcome for all stakeholders. Further details will be provided in our preliminary proxy statement, which we expect to file with the SEC in approximately two weeks.

We believe there are tremendous benefits to Xoom, including access to PayPal’s massive global network and their base of 68 million active customers in the United States. With this, Xoom hopes to be able to efficiently grow its global footprint faster and with less execution risk, accelerate active customer growth through greater penetration of current markets and expand horizontally into new markets.

•                  What are the terms of the deal? When is it expected to close?

PayPal has signed an agreement in which it will acquire Xoom for $25 per share in cash. The transaction represents a premium of 33.5% over Xoom’s three-month volume-weighted average price and was unanimously approved by the Boards of Directors of both companies. There are a number of things that need to happen between now and closing, including regulatory approvals. We are working diligently on everything and will provide an update as soon as we are able. We expect the deal to close in Q4 2015.

•                  How will PayPal integrate Xoom into the business? Will Xoom remain a separate operating entity?

Xoom will continue to operate as a separate service within PayPal under the same name, and at close, you can expect business as usual.

•                  Will John continue to run Xoom?

John will continue running Xoom as CEO. He will report directly to PayPal’s President, Dan Schulman and will join the PayPal Executive Team.

•                  What is going to happen with my job? Will I remain employed with the company?

We do not anticipate any immediate changes in employment. Xoom will continue to operate as a separate service at close, and you can expect business as usual.

•                  Will there be any changes in our salaries or benefits once we fully integrate with PayPal?

While PayPal will provide more information to employees after the close, we do not anticipate any immediate changes in salaries or benefits. PayPal does have some benefits which are additive to ours, and we plan to have these extend to Xoom employees. More information to come as we get closer to close.

•                  What will happen to RSUs and options?

Xoom RSUs will be assumed by PayPal. Unvested Xoom stock options for which the exercise price is equal to or less than $25.00 will be assumed by PayPal and converted into PayPal stock options.  Each vested Xoom stock option will be canceled and converted into the right to receive a cash payment equal to the product of the number of shares of Xoom common stock issuable upon exercise of the vested stock option multiplied by deal spread over the exercise price of the option.  If the exercise price of the vested Xoom stock option is equal to or greater than $25.00, such vested Xoom stock option will be canceled. Any unvested Xoom stock options for which the exercise price is greater than $25.00 will become fully vested and exercisable and, if unexercised prior to closing, will be cancelled for no consideration. More information will be available as we get closer to closing.

•                  Will our offices in San Francisco and Guatemala City continue to operate as is?

Xoom will continue to operate as a separate service, and we plan to keep our current offices in both San Francisco and Guatemala City.

•                  I have vacation or personal days planned. Do I need to change those plans?

No. You have earned that time off and we want you to enjoy it.

•                  Will I continue to have the same manager?

We do not anticipate any immediate changes in reporting.

•                  Where can I direct specific questions?

Please direct all questions to hr-xsf@Xoom.com or hr-xgc@Xoom.com.

2211 North First Street

San Jose, CA 95131

paypal.com

Welcome.

Today is an exciting day for all of us. As you just heard from John Kunze, PayPal has signed an agreement to acquire Xoom. I’m delighted to be amongst the first to welcome you to the PayPal team.

It’s clear you’ve built an amazing business at Xoom. There is not a more personal payment experience than sending your hard-earned money home to help the people you love. You’ve made it easier for people to send money around the world in a secure, fast and cost-effective way.  And you’ve built your business on what we believe is the most advanced technology platform for international remittances with 60% of all transactions taking place through a mobile device. You’ve taken an innovative approach to making money work better for people, and that’s exactly the vision we have at PayPal.

We all know there has never been a more exciting time to be in payments. Now, imagine what Xoom and PayPal will be able to do together. As the world’s open technology payment platform, PayPal is leading the innovation that is disrupting and reinventing payments around the world. We processed one billion mobile payments for people last year, giving them simpler and safer ways to manage and move their money with the technology they love to use. We are confident that acquiring Xoom will allow PayPal to offer more services to our global customer base and accelerate our expansion in key international geographies where Xoom has a strong presence, including Mexico, India, the Philippines, China and Brazil.

For Xoom, joining PayPal will help increase how quickly you can expand into new markets and accelerate the ways you can innovate for customers. PayPal will also help Xoom’s growth by offering Xoom’s services to our 68 million active U.S. customers. That’s a powerful combination for consumers, and a good step forward in fundamentally reimagining traditional ways of managing and moving money for millions of people around the world.

All that said, I recognize you are probably experiencing some mixed emotions. And while it’s exciting and rewarding, this news may leave you wondering what it means for you, the products you’ve worked on and the innovative, customer-centric culture you’ve established. I think that as you get to know us you’ll find that people at PayPal share your excitement about the world we are creating in digital and mobile payments.

John and I will be sharing more about how Xoom will integrate into PayPal. It’s our intent for Xoom to operate as a separate service within PayPal, with John joining the PayPal Executive Team and reporting to me. The Xoom team will work very closely with our Consumer organization - a group of extremely talented people working under Hill Ferguson, PayPal’s SVP of Consumer. The transaction is subject to customary closing conditions, including regulatory approvals and Xoom shareholder approval, and is expected to close sometime in the fourth quarter of 2015. Until that time, our businesses will continue to operate as usual to deliver on our customer commitments.

I hope you are as excited as I am about this opportunity. I look forward to meeting each of you and seeing all we can do together.

Dan Schulman

President, PayPal

*****

Additional Information about the Proposed Transaction and Where to Find It

This communication is being made in respect of the proposed merger transaction involving PayPal, Inc. and Xoom Corporation (“Xoom”).  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval.  The proposed merger will be submitted to Xoom stockholders for their consideration.  In connection therewith, Xoom intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A.  BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain copies of the proxy statement, any amendments or supplements thereto, and other documents containing important information about Xoom, once such documents are filed with the SEC, free of charge at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Xoom on Xoom’s investor relations website at https://ir.xoom.com or by contacting Xoom investor relations at IR@xoom.com.

Certain Information Regarding Participants

Xoom and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Xoom stockholders in connection with the proposed transaction. Information about the directors and executive officers of Xoom is set forth in Xoom’s definitive proxy statement for its 2015 annual meeting of stockholders filed with the SEC on April 14, 2015 and in subsequent documents to be filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding Xoom’s participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed transaction and other relevant materials to be filed by Xoom with the SEC when they become available.